EXHIBIT 99.1

CASMED Announces Second Quarter 2013 Financial Results

Launch of Next-Generation Vital Signs Monitor Underway

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., Aug. 7, 2013 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three months ended June 30, 2013. Net sales were $5.0 million for the second quarter of 2013, compared with $5.2 million for the second quarter of 2012. The net loss applicable to common stockholders for the second quarter of 2013 was $2.9 million, or ($0.22) per common share, compared with a net loss applicable to common stockholders of $1.9 million, or ($0.15) per common share, for the second quarter of 2012.

Highlights of the second quarter of 2013 and recent weeks include (all comparisons are with the second quarter of 2012):

  Growing FORE-SIGHT® sales by 15%, including a 13% increase in FORE-SIGHT disposable sensor sales
  Increasing the installed base of FORE-SIGHT units by 26% to 804 as of June 30, 2013
  Receiving FDA 510(k) clearance for the next-generation FORE-SIGHT ELITE™
  Receiving FDA 510(k) clearance for the 740 SELECT™ vital signs monitor
  Amending the loan agreement with East West Bank on May 10, 2013, providing $1.5 million of expanded term debt funding and extending the maturity date
  Completing a $6.5 million public offering of the Company's equity securities on July 10, 2013

Management Commentary

"The continued momentum of FORE-SIGHT sales and market penetration even just prior to a transition to the next-generation FORE-SIGHT ELITE™ demonstrates the strength of our technology and growing recognition of the importance of cerebral oximetry in surgical settings," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "As planned, we will begin the initial limited rollout of the ELITE by the end of this month at select customer sites, with a full market launch on track for the fourth quarter. With the ELITE's industry-leading accuracy and upgraded feature set, we expect to drive further adoption and market-share gains for CASMED. We believe the ELITE can play an important role in making cerebral oximetry a standard of care.

"We also began deliveries of our new 740 SELECT vital signs monitor to distributors this month following FDA clearance in early June. As the 740 SELECT replaces a 10-year-old product line that had sales of more than 20,000 monitors worldwide, we believe we will be able to capitalize on our brand value and our revitalized distribution channel with this new best-in-class product.

"With the introduction of an entirely new product line and a much-strengthened balance sheet, CASMED is positioned for a successful second half. We now have greater potential for accelerating revenue growth and should soon make progress towards our goal of returning the company to profitability," concluded Mr. Patton.

Financial Results

For the second quarter of 2013, the Company reported net sales of $5.0 million, a decrease of 3% from net sales of $5.2 million reported for the second quarter of 2012.  FORE-SIGHT oximetry sales were $2.2 million, an increase of $0.3 million, or 15%, over the second quarter of 2012.  FORE-SIGHT disposable sensor sales increased $0.2 million, or 13%, to $1.9 million, compared with the prior-year period.  All other sales were $2.8 million, a decrease of $0.5 million, or 13%, from the second quarter of 2012.

For the six months ended both June 30, 2013 and 2012, CASMED reported net sales of $10.6 million. FORE-SIGHT oximetry sales for the first half of 2013 were $4.4 million, an increase of $0.8 million, or 22%, compared with the first half of 2012. All other sales were $6.2 million, a decrease of $0.8 million, or 12%, from the first half of 2012.

The Company recorded a net loss applicable to common stockholders for the second quarter of 2013 of $2.9 million or ($0.22) per common share, compared with a net loss applicable to common stockholders of $1.9 million or ($0.15) per common share for the second quarter of 2012.

The net loss applicable to common stockholders for the first half of 2013 was $4.8 million or ($0.36) per common share, compared with a net loss applicable to common stockholders of $4.1 million or ($0.31) per common share for the first half of 2012.

Cash, cash equivalents, and short-term investments were $6.8 million as of June 30, 2013, compared with $10.5 million as of December 31, 2012.

On July 10, 2013, the Company completed a purchase agreement with Northland Securities related to a public offering of 5,200,000 common shares at $1.25 per share. CASMED executed an underwriting agreement with Northland under which it purchased the 5,200,000 shares at $1.16875 per share. Net proceeds to the Company after transaction costs were $5.9 million.

As of July 31, 2013, the Company's cash, cash equivalents, and short-term investments were approximately $12.2 million.

Conference Call Information

CASMED will host a conference call today at 10:00 a.m. ET to discuss second quarter 2013 results.

Conference call dial-in information is as follows:

  U.S. callers: (877) 664-6134
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website: www.casmed.com.

A telephone replay will be available from 1:00 p.m. ET on August 7, 2013, through 11:59 p.m. ET on August 21, 2013. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international): 25572210
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Net sales	$ 5,042,420	$ 5,198,300	$ 10,618,258	$ 10,607,119

Cost of sales	3,124,411	3,015,656	6,475,267	6,389,401
Gross profit	1,918,009	2,182,644	4,142,991	4,217,718

Operating expenses:
Research and development	1,029,533	949,704	2,082,393	1,839,821
Selling, general and administrative	3,460,829	2,897,182	6,542,582	6,004,703
Total operating expenses	4,490,362	3,846,886	8,624,975	7,844,524

Operating loss	(2,572,353)	(1,664,242)	(4,481,984)	(3,626,806)

Interest expense	76,824	735	142,554	883
Other expense (income)	(15,308)	(15,368)	(403,487)	(31,988)
Net loss	(2,633,869)	(1,649,609)	(4,221,051)	(3,595,701)

Preferred stock dividend accretion	298,333	278,332	591,534	551,877
Net loss applicable to common stockholders	$ (2,932,202)	$ (1,927,941)	$ (4,812,585)	$ (4,147,578)

Per share basic and diluted income (loss) applicable to common stockholders:	$ (0.22)	$ (0.15)	$ (0.36)	$ (0.31)

Weighted average number of common shares outstanding:
Basic and diluted	13,425,416	13,260,345	13,408,584	13,239,593

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$ 6,022,405	$ 9,245,094
Short-term investments	757,973	1,250,794
Accounts receivable	2,638,325	2,197,513
Inventories	3,449,327	3,543,325
Other current assets	610,721	612,082
Total current assets	13,478,751	16,848,808

Property and equipment	9,511,806	9,158,677
Less accumulated depreciation	(6,854,108)	(6,443,303)
	2,657,698	2,715,374

Intangible and other assets, net	850,804	830,245
Total assets	$ 16,987,253	$ 20,394,427

Accounts payable	$ 1,058,666	$ 1,906,327
Accrued expenses	1,327,505	1,625,923
Current portion of long-term debt	--	697,834
Total current liabilities	2,386,171	4,230,084

Deferred gain on sale and leaseback of property	562,833	630,152
Long-term debt less current portion	4,884,132	2,685,560
Total liabilities	7,833,136	7,545,796

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	55,285	55,069
Additional paid-in capital	12,550,043	12,023,721
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(17,287,371)	(13,066,319)
Total stockholders' equity	9,154,117	12,848,631

Total liabilities & stockholders' equity	$ 16,987,253	$ 20,394,427

CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Don Markley (dmarkley@lhai.com)
         (310) 691-7105
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR